EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 26, 2020—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2020.

(in thousands, except share and per share data)

Net income for the three months ended September 30, 2020 was $2,083, or $0.37 per share-basic and diluted, an increase of $750 from net income of $1,333, or $0.27 per share-basic and diluted for the same quarter in 2019.

Net income for the nine months ended September 30, 2020 was $4,705, or $0.84 per share-basic and diluted, an increase of $774 from net income of $3,931, or $0.80 per share-basic and diluted for the same period in 2019. The majority of the increase for the three- and nine-month periods relate to an increase in net interest income and non-interest income partially offset by additional provision for loan losses and non-interest expense.

In light of the ongoing events surrounding the COVID-19 pandemic, the Company is continually assessing the effects of the pandemic to its employees, customers and communities. While the ultimate impact of the crisis cannot be accurately predicted at this point, the Company is well-capitalized and has the financial stability to continue to serve its customers and communities during this unprecedented time.

Third Quarter Highlights

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Total revenues, or interest and noninterest income, for the three months ended September 30, 2020 totaled $13,216, an increase of $619 or 4.9%, compared to the three months ended June 30, 2020, and an increase of $2,265, or 20.7%, compared to the three months ended September 30, 2019.

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Beginning in the second quarter of 2020, the Bank participated as a lender in the Small Business Administration’s (“SBA”) and U.S. Department of Treasury’s Paycheck Protection Program (“PPP”) as established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP loans are generally 100% guaranteed by the SBA. At September 30, 2020, the balance of PPP loans was $48,830 and the Company had recognized $578 in PPP fee income for the nine months ended September 30, 2020.

•

Total loans increased $19,438, or 3.1%, to $655,634 at September 30, 2020, compared to $636,196 at June 30, 2020, and increased $78,567, or 13.6%, compared to $577,067 at December 31, 2019. Excluding PPP loans with a total balance of $48,830 at September 30, 2020, total loans increased $29,737, or 5.2%, compared to December 31, 2019.

•

In response to the COVID-19 pandemic, in the first quarter of 2020, the Bank instituted a 90-day loan deferral program for affected customers and continues to offer assistance to those experiencing financial hardships as a result of the pandemic. At June 30, 2020, the Company had $157,948, or 259 loans, on the deferral program. As of October 15, 2020, the balance of loans remaining on the 90-day deferral plan was $33,601, or 16 loans.

•

Total deposits increased $150,161, or 16.7%, to $1,049,157 at September 30, 2020, compared to $898,996 at December 31, 2019. Total noninterest-bearing deposits increased $63,356, or 33.3%, to $253,762 at September 30, 2020, compared to $190,406 at December 30, 2019.

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The Bank recorded $247 in provision for loan losses for the quarter ended September 30, 2020, compared to $622 and $12 for the quarters ended June 30, 2020 and September 30, 2019, respectively. The increases in the provision for loan losses in each of the first three quarters of 2020 compared to the same quarters in 2019 are primarily a result of the uncertainty of market conditions brought about by the COVID-19 pandemic.

•

Overall cost of funds decreased 18 basis points (“bps”) to 67 bps for the quarter ended September 30, 2020 compared to 85 bps for the quarter ended June 30, 2020, and decreased 58 bps compared to 125 bps for the quarter ended September 30, 2019.

•	Net interest margin increased 5 bps to 2.81% for the quarter ended September 30, 2020 compared to 2.76% for the quarter June 30, 2020.

•

The Company and Bank remain well capitalized with all capital ratios above the regulatory requirements. The Tier 1 capital ratio for the Company and Bank was 13.01% and 12.71%, respectively, at September 30, 2020, compared to 13.50% and 13.20%, respectively, at June 30, 2020.

Net Interest Income

Net interest income for the third quarter of 2020 was $8,906, approximately 50.5% higher than the same period in 2019. The net interest margin (“NIM”) was 2.81% for the third quarter of 2020 compared to 2.76% for the quarter ended June 30, 2020 and 2.59% for the same period in 2019.

Net interest income for the nine months ended September 30, 2020 increased 34.4% to $24,641 from $18,334 for the same period in 2019. NIM for the nine months ended September 30, 2020, increased to 2.76% from 2.69% in the same period in 2019.

While most banks are seeing margin compression, we are experiencing an uptick in margin due to the following factors:

•	Increase in the volume of loans, excluding PPP loans;

•	Increase in the volume of investment securities;

•	Decrease in the cost of funds.

Credit Quality

The provision for loan losses for the three months ended September 30, 2020 was $247 compared to a provision for loan losses of $12 for the same period in 2019. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including, but not limited to, the government shutdown of the local and national economy in March of 2020 due to the COVID-19 pandemic, the continued uncertainty surrounding the pandemic for the Company and our customers, increased risks related to certain industry sectors such as restaurants, hotels and retail businesses and an overall increase in the loan portfolio when compared to the same quarter in 2019.

The Company’s non-performing assets decreased $831, or 5.6%, to $14,071 at September 30, 2020 compared to June 30, 2020 and decreased $1,731, or 11.0%, from $15,802 at December 31, 2019.

Year-to-date net charge-offs totaled $444 or 0.07% of average net loans at September 30, 2020 compared to 0.07% and 0.03% at June 30, 2020 and December 31, 2019, respectively.

The Company continues to maintain strong credit quality, but these numbers could change materially, up or down, should the economic recovery from the COVID-19 pandemic last longer than expected or more government stimulus is approved. The overarching theme continues to be uncertainty, but management believes the Company is taking the steps necessary to prepare for the continued uncertainty.

Noninterest Income

Non-interest income increased in the third quarter of 2020 by $167, or 6.8% compared to June 30, 2020 and by $130 or 5.2% compared to the same period in 2019.

Non-interest income increased by $862, or 13.0%, for the nine months ended September 30, 2020 when compared to the same period in 2019.

The increase in non-interest income was primarily due to the following factors:

•	Increase in mortgage loan origination income due to a decrease in long-term mortgage rates;

•	Increase in gains from the sale of investment securities;

•	Partially offset by a decrease in overdraft income due to the savings trend related to the COVID-19 pandemic.

Noninterest Expense

Non-interest expense increased in the third quarter of 2020 by $309, or 3.7% compared to June 30, 2020 and by $1,785 or 26.0% compared to the same period in 2019.

Non-interest expense increased by $5,234, or 26.4%, for the nine months ended September 30, 2020 when compared to the same period in 2019.

The increase in non-interest expense is mainly attributable to residual operational cost increases from the merger with Charter Bank that closed on October 1, 2019 coupled with an increase in expenses related to COVID-19 safety measures.

Dividends

The Company paid aggregate cash dividends in the amount of $4,022, or $0.72 per share, during the nine-month period ended September 30, 2020 compared to $3,535, or $0.72 per share, for the same period in 2019.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Nine Months Ending
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
INTEREST INCOME
Loans, including fees	$7,805	$7,632	$5,940	$22,917	$17,220
Investment securities	2,766	2,464	2,291	7,227	7,728
Other interest	8	31	213	271	530

	10,579	10,127	8,444	30,415	25,478

INTEREST EXPENSE
Deposits	1,506	1,612	1,923	5,087	5,568
Other borrowed funds	167	165	603	687	1,576

	1,673	1,777	2,526	5,774	7,144

NET INTEREST INCOME	8,906	8,350	5,918	24,641	18,334

PROVISION FOR LOAN LOSSES	247	622	12	1,183	472

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,659	7,728	5,906	23,458	17,862

NON-INTEREST INCOME
Service charges on deposit accounts	771	668	1,126	2,488	3,269
Other service charges and fees	1,031	871	864	2,675	2,317
Other non-interest income	835	931	517	2,325	1,040

	2,637	2,470	2,507	7,488	6,626

NON-INTEREST EXPENSE
Salaries and employee benefits	4,389	4,307	3,509	13,131	10,525
Occupancy expense	1,861	2,036	1,288	5,556	4,120
Other non-interest expense	2,403	2,001	2,071	6,377	5,185

	8,653	8,344	6,868	25,064	19,830

NET INCOME BEFORE TAXES	2,643	1,854	1,545	5,882	4,658

INCOME TAX EXPENSE	560	392	212	1,177	727

NET INCOME	$2,083	$1,462	$1,333	$4,705	$3,931

Earnings per share - basic	$0.37	$0.26	$0.27	$0.84	$0.80

Earnings per share - diluted	$0.37	$0.26	$0.27	$0.84	$0.80

Dividends Paid	$0.24	$0.24	$0.24	$0.72	$0.72

Average shares outstanding - basic	5,578,281	5,580,340	4,900,030	5,574,060	4,896,871

Average shares outstanding - diluted	5,580,728	5,583,789	4,901,495	5,576,884	4,899,192

	For the Period Ended,
	September 30,	June 30,	December 31,
	2020	2020	2019
Period End Balance Sheet Data:
Total assets	$1,374,217	$1,402,224	$1,195,434
Total earning assets	1,284,602	1,308,683	1,105,163
Gross loans	655,634	636,196	577,067
Allowance for loan losses	4,494	4,257	3,755
Total deposits	1,049,157	1,075,348	898,996
Short-term borrowings	15,000	—	—
Long-term borrowings	—	—	7
Shareholders’ equity	117,498	119,369	112,800
Book value per share	$21.03	$21.37	$20.22

Period End Average Balance Sheet Data:
Total assets	$1,308,298	$1,267,163	$1,164,570
Total earning assets	1,215,916	1,173,734	1,068,683
Gross loans	613,674	596,555	561,483
Total deposits	995,403	964,224	929,598
Short-term borrowings	7,377	28	2,096
Long-term borrowings	2	4	10
Shareholders’ equity	117,539	116,096	96,295

Period End Non-performing Assets:
Non-accrual loans	$10,412	$10,248	$11,993
Loans 90+ days past due and accruing	246	301	257
Other real estate owned	3,413	4,358	3,552

	As of
	September 30,	June 30,	December 31,
	2020	2020	2019
Year to Date Net charge-offs as a percentage of average net loans	0.07%	0.07%	0.03%

Year to Date Performance Ratios:
Return on average assets(1)	0.50%	0.41%	0.51%
Return on average equity(1)	5.40%	4.52%	6.13%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.76%	2.74%	2.77%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank